Exhibit 99.1
ANTHERA PHARMACEUTICALS REPORTS 2010 FOURTH QUARTER AND YEAR
END FINANCIAL RESULTS AND OPERATIONAL UPDATE
Anthera Pharmaceuticals Reports 2010 Fourth Quarter and Year End Results
HAYWARD, Calif., February 23, 2011 /PRNewswire via COMTEX News Network/ — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), today announced financial results and business highlights for the quarter and year ended December 31, 2010.
Financial Results
Total operating expenses for the fourth quarter ended December 31, 2010, were $12.9 million, as compared to $1.4 million for the same period in 2009. For the year ended December 31, 2010, total operating expenses were $35.8 million, as compared to $11.8 million for the same period in 2009. The increase in operating expenses during the year ended December 31, 2010 was driven by several factors including initiation of up to 350 sites in up to 16 countries in the Company’s Phase 3 clinical study VISTA-16 (Vascular Inflammation Suppression to Treat Acute Coronary Syndrome — 16 Weeks). In addition, increased expenses relating to A-623 manufacturing development activities and operational expansion to up to 90 clinical sites in up to 12 countries for Anthera’s A-623 Phase 2b study, known as PEARL-SC (A Randomized, Double-Blind Phase 2b Study to Evaluate the Efficacy, Safety, and Tolerability of A623 AdministRation in Subjects with Systemic Lupus Erythematosus), and a one time expense associated with mitigation and resolution of the vial fracture problem, which was less than $250,000 in aggregate. The quarterly and year-to-date results also reflect the expected increase in professional services and other costs associated with operating as a public company.
Anthera ended the fourth quarter of 2010 with approximately $63.4 million in cash and cash equivalents and short-term investments as compared to $73.1 million in cash and cash equivalents and short-term investments for the third quarter ended September 30, 2010.
Recent Business Highlights and Upcoming Events:
Clinical
•	In the fourth quarter the Company resumed the PEARL-SC Phase 2b clinical study. This study is expected to enroll approximately 540 subjects, utilizing up to 90 sites in 12 countries. PEARL-SC is examining the therapeutic benefit of A-623 in patients with systemic lupus erythematosus (lupus). The primary endpoint of the PEARL-SC study will be an SLE responder index. Details regarding the study can be found at http://www.clinicaltrials.gov/ct2/show/NCT01162681.

•	VISTA-16 site activations and patient enrollment are on-track for completion of the interim biomarker analysis. Patient enrollment has exceeded the 1000 patient threshold required for the analysis and we expect the data for the interim analyses to be submitted to an independent statistician in the coming weeks. The statistician will examine four (4) predefined biomarkers of cardiovascular risk and one composite responder index including sPLA2, IL-6, CRP, LDL-C and the proportion of patients able to achieve an LDL-C < 70 and a CRP < 1. According to a predefined algorithm, the varespladib treatment arm must demonstrate an improvement versus placebo and meet various statistical treatment effects on these biomarkers for the study to continue. The VISTA-16 clinical study is designed to reduce inflammation and the risk of subsequent secondary Major Adverse Cardiovascular Events (MACE) in high-risk patients following an Acute Coronary Syndrome (ACS). Details regarding the study can be found at http://www.clinicaltrials.gov/ct2/show/NCT01130246. On February 28, 2011, at 5 pm Eastern Time, Anthera will host a conference call to discuss the parameters and algorithm of the upcoming VISTA-16 interim biomarker analysis, including the expected timeline of the results. Conference details will be provided separately.
•	Subsequent to the end of the fourth quarter, the Data Safety Monitoring Board held a second review meeting for the VISTA-16 clinical study and provided a recommendation to continue the VISTA-16 clinical study without modification. A DSMB meeting will be scheduled to coincide closely with the upcoming biomarker analysis.
•	The Company has submitted a protocol for A-001 with the FDA based on promising data from a pre-specified interim review of our Phase 2 study. IMPACTS-2 (Investigation of the Modulation of Phospholipase in Acute Chest Syndrome 2) is a 150 patient randomized, placebo-controlled study targeting the prevention of ACS in sickle cell patients.
Manufacturing
•	In the fourth quarter the Company resolved certain instances of fractured A-623 drug product vials utilized in the PEARL-SC study. After extensive analysis, simulation and consultation with industry experts the root cause was determined, addressed, and the study resumed with sufficient drug supply on hand to complete PEARL-SC.
•	The Company selected the Merck BioManufacturing Network in Billingham, UK to manufacture the large scale GMP clinical and pre-commercial supplies of A-623. The Company initiated pilot scale manufacturing of A-623 with the Merck BioManufacturing Network including the initial purification of intermediate products and small scale fermentation.

Management
•	Subsequent to the fourth quarter, Larry Rosania joined Anthera as Vice-President of Global Regulatory Affairs and Compliance. Mr. Rosania brings over 35 years of experience, including his work on biologics such as Tysabri and MyoBloc.
•	In February, Peter Thompson M.D. was appointed to Anthera’s Board of Directors. Dr. Thompson is a venture partner with OrbiMed and is the founder and Managing Director of Strategicon Partners, an investment and management services company. In 2009, Dr. Thompson retired as the Chief Executive Officer and Chairman of Trubion Pharmaceuticals, which he co-founded. He is also the former Vice President and General Manager of Chiron Informatics and held various executive positions at Becton Dickinson.
About Anthera Pharmaceuticals
Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases. Anthera has one Phase 3 clinical program, A-002, and two Phase 2 clinical programs, A-623 and A-001. A-002 and A-001 inhibit a novel enzyme target known as sPLA2. Elevated levels of sPLA2 have been implicated in a variety of acute inflammatory conditions, including acute coronary syndrome and acute chest syndrome, as well as chronic diseases such as stable coronary artery disease (CAD). Anthera’s Phase 2 product candidate, A-623, targets elevated levels of B-lymphocyte stimulator (BAFF) which has been associated with a variety of B-Cell mediated autoimmune diseases, including systemic lupus erythematosus (lupus). For more information, please visit www.anthera.com.
Safe Harbor Statement
Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to the anticipated initiation of Anthera’s clinical studies, anticipated duration and expected results of these studies, and the progression of Anthera’s products through future stages of clinical development. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in the Company’s public filings with the Securities and Exchange Commission, including Anthera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.
CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510-856-5586.

ANTHERA PHARMACEUTICALS, INC.
A Development Stage Company
STATEMENT OF OPERATIONS
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
OPERATING EXPENSE:
Research and development	$10,891,654	$688,285	$29,456,742	$8,415,414
General and administrative	2,056,849	695,208	6,300,849	3,425,690

Total operating expense	12,948,503	1,383,493	35,757,591	11,841,104

LOSS FROM OPERATIONS:	(12,948,503)	(1,383,493)	(35,757,591)	(11,841,104)

OTHER INCOME (EXPENSE):
Interest income and expense, net	(91,616)	(94,171)	(859,733)	(362,388)
Warrant mark to market adjustment	—		(3,796,491)

Total other income (expense)	(91,616)	(94,171)	(4,656,224)	(362,388)

NET LOSS	$(13,040,119)	$(1,477,664)	$(40,413,815)	$(12,203,492)

Net loss per share—basic and diluted	$(0.40)	$(0.95)	$(1.76)	$(8.06)

Weighted-average number of shares used in per share calculation— basic and diluted	32,828,697	1,557,708	22,909,802	1,513,598

ANTHERA PHARMACEUTICALS, INC.
A Development Stage Company
BALANCE SHEET DATA
(unaudited)

	December 31,	December 31,
	2010	2009
Cash and cash equivalents	$40,029,972	$3,803,384
Short term investments	$23,350,922
Total assets	$65,263,062	$5,888,789
Total notes payable	$—	$13,129,877
Total warrant and derivative liabilities	$—	$406,130
Total current liabilities	$8,005,382	$18,167,645
Deficit accumulated during development stage	$(105,643,767)	$(65,229,952)
Total shareholders’ equity (deficit)	$57,257,680	$(12,278,856)

Common shares outstanding	32,853,032	1,566,199
Preferred shares outstanding	—	8,146,308